PROSPECTUS                                      Filed pursuant to Rule 424(b)(3)
----------                                      SEC File No. 333-26971

                         ADDVANTAGE MEDIA GROUP, INC.

                600,000 SHARES OF COMMON STOCK, PAR VALUE $.01

     This prospectus ("Prospectus") covers 600,000 shares ("Shares") of the common stock, par value $.01 per share ("Common Stock") of ADDvantage Media Group, Inc., an Oklahoma corporation (the "Company"), which may be offered for sale from time to time by the Selling Stockholders. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

     Sales of Shares by the Selling Stockholders may be effected from time to time in one or more transactions, including block trades, in the over-the-counter market, on one or more exchanges, in negotiated transactions or in a combination of any such methods of sale. The selling price of the Shares may be at the market price prevailing at the time of sale, at a price related to such prevailing market price or at a negotiated price. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution." The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

     The Company's Common Stock is traded on the NASDAQ Small Cap Market system ("NASDAQ") under the symbol "ADDM." On June 6, 1997, the closing bid price of the Company's Common Stock as quoted by the NASDAQ was $3.625 per share.

     The Company has agreed to pay all the costs and fees relating to the registration of the Shares covered by this Prospectus. However, the Company will not pay any discounts, concessions or commissions payable to underwriters, brokers, dealers or agents incident to the offering of the Shares covered by this Prospectus or fees and expenses incurred by counsel for the Selling Stockholders.

     SEE "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO AN INVESTMENT IN THESE SECURITIES.

                     ------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     ------------------------------------

                The date of this Prospectus is June 9, 1997.

                  -------------------------------------------

     ALL STATEMENTS IN THIS PROSPECTUS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD LOOKING STATEMENTS THAT ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS AND PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM SUCH STATEMENTS. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "WILL," AND SIMILAR EXPRESSIONS IDENTIFY FORWARD LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS EXPRESSED IN SUCH FORWARD LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF THE COMPANY'S KNOWLEDGE OF ITS BUSINESS, SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD LOOKING STATEMENTS AND THE EXPECTATIONS OF THE COMPANY REFERRED TO IN THIS PROSPECTUS INCLUDE WITHOUT LIMITATION THE FACTORS SET FORTH UNDER THE HEADING "RISK FACTORS."

                 --------------------------------------------


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D. C. 20549, as well as at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained also from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D. C. 20549, at prescribed rates. Such materials can be accessed through the World Wide Web site of the Commission, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). The Company's Common Stock is listed with NASDAQ, and reports, proxy statements and other information concerning the Company may also be inspected at the NASDAQ offices at 1735 K Street, N.W., Washington, D. C. 20006-1506.

     The Company filed a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered by this Prospectus. This Prospectus constitutes a part of the Registration Statement and omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Accordingly, reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Shares offered hereby, copies of which may be obtained at prescribed rates upon request to the Commission in Washington, D. C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

     The mailing address, including zip code, and the telephone number of the principal executive office of the Company is 5100 East Skelly Drive, Meridian Tower, Suite 1080, Tulsa, Oklahoma 74135, telephone number (918) 665-8414.

                          INCORPORATION BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated by reference in this Prospectus and will be deemed a part of this Prospectus:

     (1)  Annual Report on Form 10-KSB for the year ended December 31, 1996.
     (2) Quarterly Report on Form 10-QSB for the three months ended March 31, 1997.
     (3)  Form 8-A dated June 28, 1991.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering under this Prospectus will be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed. If any statement in this Prospectus, in a subsequent supplement to this Prospectus or any document incorporated by reference in this Prospectus is modified or superseded by a statement in this Prospectus, in a subsequent supplement to this Prospectus, or in any document incorporated by reference in this Prospectus, the earlier statement will be deemed, for the purposes of this Prospectus to have been modified or superseded by the subsequent statement, and the earlier statement is incorporated by reference only as modified or to the extent it is not superseded.

     The Company will provide to each person to whom this Prospectus is delivered a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to those documents). Such copies will be provided upon written or oral request and without charge. Requests should be directed to Gary W. Young, ADDvantage Media Group Inc., 5100 East Skelly Drive, Meridian Tower, Suite 1080, Tulsa, Oklahoma 74135, telephone (918) 665-8414.


                                 RISK FACTORS

     An investment in the Common Stock involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered carefully in evaluating the Company and its business.

     DEPENDENCE ON WAL-WART. Virtually all of the Company's current revenues are generated from its contract with Wal-Mart Stores, Inc. ("Wal-Mart") for the installation of the Shoppers Calculator(R) in all of Wal-Mart's "Supercenter" stores ("Supercenters"). As a result, the Company is substantially dependent on its relationship with Wal-Mart for both its current operations and its future growth in the near term. While the Company recently obtained a contract with Kmart Corporation ("Kmart") for the installation of the Shoppers Calculator(R) program in certain Kmart stores, their is no assurance at this time that the Company will be successful in generating revenues from the sale of advertising under the Kmart contract. Accordingly, any adverse development affecting Wal-Mart, any decision by Wal-Mart to reduce the number of Supercenters it plans to open, or any decision by Wal-Mart to close existing Supercenter locations or any material breach by either Wal-Mart or the Company of its obligations under the contract could have a material adverse effect on the Company's operations and future prospects.

     The Company's relationship with Wal-Mart is governed by an agreement between Wal-Mart and the Company, pursuant to which Wal-Mart has agreed to pay the Company, before October 7, 1998, revenues totaling $23,554,800. These revenues are payable to the Company at a rate of $2,700 per four-week advertising cycle for each Supercenter in which the Company has completed the installation of its calculators until the Company has received a total of $23,554,800; provided, however, if the Company has not received revenues of $23,554,800 prior to October 7, 1998, Wal-Mart is obligated to pay the difference between such amount and the amount actually paid to the Company under the agreement prior to such date. Upon the receipt by the Company of payments totaling $23,554,800, the Company has the option to continue the agreement through October 6, 1999. If the Company elects to continue the agreement, the Company will be responsible for generating revenues from the sale of advertising on the calculators installed in the Supercenter chain and is obligated to pay Wal-Mart 10% of such advertising gross revenues.

     During the last quarter of 1996, at Wal-Mart's request, the Company assumed primary responsibility for sales of advertising and has submitted to Wal-Mart proposals relating to the recovery of the Company's costs and expenses incurred in its advertising sales efforts, amending the sharing ratios after the guaranteed amount of revenues has been received, and extending the contract termination date. At March 31, 1997, no formal action on these proposals had been taken. However, Wal-Mart is providing certain assistance to the Company by providing, without charge to the advertiser or the Company:

     . the right to place Shoppers Calculator(R) with flashing lights on the shelf where the advertised products are located;

     . broadcast advertising spots over each store's public address system for products which are advertised on the Shoppers Calculator(R); and

     . statistical information regarding sales of advertised products which is useful in evaluating the effectiveness of the advertising on the Shoppers Calculator(R).

This assistance is not required of Wal-Mart under the terms of the contract and any or all of it could be terminated or modified at any time.

     Upon expiration of the agreement, the parties would be required to enter into a new agreement for the relationship to continue. The agreement is subject to termination prior to its expiration upon any breach of any covenant, agreement, representation or warranty under the agreement by any party, including the Company's obligation to fulfill its installation obligations, that is not cured within 30 days' written notice of such breach. If the Company became unable to fulfill its installation and service obligations under the agreement for any reason and, as a result, the agreement were terminated, such termination would have a material adverse effect on the Company and could result in termination of its operations.

     LIMITED OPERATING HISTORY. The Company was formed in September 1989 but did not commence any significant operations until 1990. The Company was a development stage company from inception throughout a substantial portion of 1991 and generated only limited revenues through its original business plan of selling the advertising space on its calculators installed in its grocery chain network. Beginning in 1992, the Company changed its marketing emphasis to the sale of the calculators to the grocery chains, giving such chains a higher share of any advertising revenues generated by the Company, in an effort to generate greater cash flow while continuing to add grocery chains to its network. In addition, the Company found it necessary to implement a cost reduction program commencing in 1992. In 1993, the Company made a strategic decision to re-direct its marketing program to the mass merchandising industry and removed its calculators from the grocery chain network. From 1993 through most of 1995, the Company conducted product tests within the mass merchant industry and did not generate any revenues. The Company began receiving revenues under its contract with Wal-Mart in November of 1995 and, as of the date of this Prospectus, had not commenced its Shoppers Calculator(R) program under the Kmart contract. As a result, the Company has only a limited operating history under its current business plan.

     At December 31, 1996, the Company had positive worth, calculated in accordance with generally accepted accounting principles. In 1996, the Company earned revenues sufficient to cover its costs of sales and other expenses for the first time during any full year of operations. Prior to 1996, the Company's activities and related costs and expenses, along with interest expense, resulted in losses being incurred in all annual periods and on a cumulative basis since the Company's inception. There can be no assurance that the Company will be able to sustain profitability in the future.

     REQUIREMENTS FOR CAPITAL. The Company's agreement with Wal-Mart contemplates the expansion of the number of calculators to be installed to approximately 519,600 calculators in 433 Supercenters by 1998. The Company anticipates that the revenues generated under the Wal-Mart agreement will provide the Company with sufficient working capital to fund the manufacturing and service costs anticipated to meet the Company's commitments under the Wal-Mart agreement. In addition, the Company anticipates that such revenues will be sufficient to fund the proposed installation of the Company's calculators under the Kmart agreement. The Company will market its mass merchandising program to other mass merchandising retail chains. If the Company is successful in obtaining contracts with such chains, it is possible the Company would require additional funds to finance future operations under those contracts. The amount of working capital which the Company may have to obtain through additional third-party financing will depend on the level of cash flow generated under the Wal-Mart agreement and the specific terms of any contract entered into with additional retailers. The Company currently has no commitments for any additional third-party financing, and there can be no assurance that the Company will be able to obtain such financing if it becomes necessary to do so or that, if such financing is obtained, such financing will be on terms and conditions that are favorable to the Company.

     DEPENDENCE ON SINGLE PRODUCT. The Company's financial condition and prospects are substantially dependent on the successful marketing of its solar-powered calculator program (marketed under the registered trademark "Shoppers Calculator(R)") to mass merchandising chains and the sale of advertising space thereon. Although the Company intends to develop other in-store advertising products in the future, the Company has no other products or services in the planning stages at this time and the Shoppers Calculator(R) is its only product currently available for commercial exploitation. Accordingly, the Company's financial success may be substantially dependent on the commercial acceptance of the Shoppers Calculator(R) by advertisers. See "The Company."

     COMMERCIAL ACCEPTANCE BY ADVERTISERS. The Company believes that the commercial success of the Shoppers Calculator(R) is ultimately dependent on its commercial acceptance by advertisers. The Company's previous efforts to establish its Shoppers Calculator(R) program in the grocery chain industry failed to achieve the desired level of acceptability by national advertisers due, in the Company's belief, to the limited size and geographic scope of its grocery chain network. See "Rick Factors - Dependence on Wal-Mart." While the Company received favorable results and responses in its test marketing of the Shoppers Calculator(R) in mass merchandising retail stores, it has yet to receive sufficient commitments for advertising to demonstrate the commercial acceptance of the Shoppers Calculator(R) program. Accordingly, there can be no assurance at this time that the Company's Shoppers Calculator(R) program in the mass merchandising industry will be commercially accepted by advertisers.

     NO ASSURANCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. The Company's Common Stock is currently quoted on the NASDAQ Small Cap Market system. The market price of the Company's securities may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, are unrelated to the operating performance of the issuers of the affected securities. Securities of issuers having relatively limited capitalization as the Company are particularly susceptible to significant fluctuations in response to variations in operating results. If the Company is unable to comply with certain capital surplus maintenance requirements imposed by the NASDAQ Small Cap Market system, trading of the Common Stock on the NASDAQ Small Cap Market system may be suspended or terminated. In this event, public trading of the Company's securities may be significantly more limited than would otherwise be the case and its securities may, from time to time, be subject to the "penny stock restrictions", which may have the effect of delaying transactions in stocks which are subject to such restrictions.

     COMPETITION.   Currently, most major mass merchandising chains have not
licensed third parties to sell in-store advertising in their retail stores. As a result, the Company may be one of the first advertising providers serving the mass merchants' retail stores. However, there are numerous competitors providing other types of in-store advertising mediums to other types of retailers including the framed advertising on the front of each shopping cart, shelf and aisle signs and displays, and check-out counter signage. Most of these possible competitors have greater financial and human resources and generally a more diversified product line than the Company. In addition, one or more of the Company's competitors could develop a product similar or, should it choose to dispute the validity of the design patent, identical to the Shoppers Calculator(R) and compete directly against the Company. Since most manufacturers and suppliers have limited advertising budgets, the Company competes with all other advertising media. It is still uncertain whether the Shoppers Calculator(R) will be able to compete effectively for available advertising dollars.

     DEPENDENCE ON THIRD-PARTY MANUFACTURERS. The Company presently has no manufacturing facilities. As a result, it must rely upon third parties to manufacture all components necessary to assemble the calculators, thus giving the Company less control over the prices, quality and timing of its products than it might otherwise have if it had sufficient resources to manufacture such products itself. In addition, the manufacturer of a major component of the Company's calculator units is located in Hong Kong which is scheduled to come under the government of the People's Republic of China on June 30, 1997. Accordingly, there is a risk that such relationship may be interrupted or terminated requiring the Company to locate alternative manufacturers which may result in increased costs to the Company.

     DEPENDENCE ON KEY PERSONNEL. The Company's ability to develop and market its product and to achieve and maintain a competitive position depends, in large part, on its ability to attract and retain qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain such personnel. The Company is dependent in particular upon the services of its executive officers. The loss of one or more of its executive officers could have a materially adverse effect on the Company. The Company currently maintains life insurance on each of Charles H. Hood, its Chairman and President, and Gary W. Young, its Executive Vice President-Finance and Administration and Treasurer, in an amount of $1,900,000 and $1,800,000, respectively, for the benefit of the Company.

     GOVERNMENT REGULATION. The furnishing of advertising allowances, credits or compensation to retail establishments by manufacturers or distributors must comply with certain federal laws and with regulations promulgated by the Federal Trade Commission (the "FTC"). Advertisers may require that the programs in which they participate comply with such laws and FTC regulations, which may affect the timing and terms under which the Company's programs may be provided and may make such programs more costly. In addition, the laws and FTC regulations are very technical and may be subject to differing interpretations. The Company will attempt to maintain compliance with such laws and regulations, however, there can be no assurance that it will be able to do so.

     PATENT RISKS. The Company has acquired all rights in a design patent issued in December 1986 on the Shoppers Calculator(R) described as a "Calculator for a Shopping Cart." In addition, the Company has acquired all rights in a U.S. design patent issued in 1992 on the Shoppers Calculator(R) described as a "Calculator with Advertising Space for a Shopping Cart Handle" and additional design patents on package concept calculators. There can be no assurance, however, that the design patents will provide adequate protection against competing products.

     The Company has filed the necessary documentation to seek design patents or registered designs in Australia, Canada, France, Germany, the United Kingdom and Venezuela with respect to the U.S. design patent issued in August 1992. Design patents or registered designs for the Shoppers Calculator(R) have been granted or registered in Australia, Canada, Germany and the United Kingdom. There is no assurance that foreign design patents will ultimately be granted in those countries where applications are pending. In addition, there is no assurance that the granting of design patents or the registration of registered designs will provide adequate protection against competing products.

     The Company believes that the design patent issued in August 1992 is material and important to its business because of (i) the protection it should provide against competitors using this precise design of advertising medium, and
(ii) the revenues it believes it will be able to generate through leasing and sales of the Shoppers Calculators and licensing their use. However, the Company does not believe that the design patient is essential to its success.

Because of its development and marketing activities to date and the size of the potential market, the Company believes that it could operate profitably even if it did not have the protection of the design patent. The granting of a patent by the U.S. Patent Office is not determinative of the validity of a patent; such validity can be disputed by third parties in legal proceedings or the Company may be forced to institute legal proceedings to enforce validity. If any such legal proceedings were commenced, the costs thereof could be substantial and have a material adverse effect on the Company. The Company will benefit from the design patent and pending design patent only if it is successful in its efforts to market the advertising space to advertisers, however, there is no assurance that such advertising will be commercially accepted. Additionally, substitutes for successfully patented items are frequently developed and there can be no assurance that a substitute for the Shoppers Calculator(R) will not be successfully developed and marketed, which could have a material adverse effect on the future operations of the Company.

     LIMITATION ON DIRECTOR LIABILITY UNDER OKLAHOMA LAW. Pursuant to the Company's Certificate of Incorporation and under Oklahoma law, directors of the Company are not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Oklahoma law or for any transaction in which a director has derived an improper personal benefit.

     NO DIVIDENDS ON COMMON STOCK; PRIORITY OF PREFERRED STOCK DIVIDENDS. The Company has paid no dividends to holders of its Common Stock since its inception. The Company currently intends to retain any earnings in excess of the dividends payable on its outstanding shares of the Company's Series A Preferred Stock to finance future growth. At March 31, 1997, the Company had 227,750 shares of Series A Preferred Stock outstanding on which all accrued dividends must be paid to the holders thereof before dividends may be declared and paid on the Company's Common Stock. Dividends accrue on the Preferred Stock at the rate of $.40 per share per year, payable quarterly. At March 31, 1997, there were accrued but unpaid dividends of $432,850 and accrued interest thereon in the amount of $109,382 payable with respect to the Preferred Stock.

     ANTI-TAKEOVER EFFECTS OF ISSUANCE OF PREFERRED STOCK. The Board of Directors has the authority to issue shares of preferred stock in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The Board's authority to issue preferred stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are 1,000,000 shares of preferred stock authorized, of which 300,000 have been designated as Series A Preferred Stock, and of which 227,750 shares are outstanding as of March 31, 1997. The Board of Directors has no present intention to issue any additional shares of preferred stock.

                                  THE COMPANY

     ADDvantage Media Group, Inc. was organized under the laws of the State of Oklahoma in September 1989. The Company markets solar-powered calculators which are attached to the handles of shopping carts. These calculators contain an advertising space available for sale to advertisers for presenting an advertising message to consumers. The calculators are known by the registered trademark of "Shoppers Calculators(R)."

     The Company's business plan calls for marketing the Shoppers Calculator(R) program to retail chains, principally mass merchandisers, and selling or assisting in the sale of the advertising space available on the units to advertisers and sharing the advertising revenues with the retail chains. The Company has entered into an agreement with Wal-Mart for the installation of its calculators in all of Wal-Mart's Supercenters throughout the continental United States. The addition of the Supercenters into the Shoppers Calculator(R) program currently constitutes the Company's principal business operations. At March 31, 1997, the Company had installed its calculators at 327 Supercenters.

     On June 3, 1996, the Company entered into an agreement with Kmart Corporation ("Kmart") for the installation of its calculators in designated Kmart and Super Kmart Center Stores. Under the Kmart agreement, the Company will install and maintain its Shoppers Calculator(R) in certain Kmart and Super Kmart Center Stores and will be responsible for generating revenues, which will be shared with Kmart, from the sale of the advertising messages. The agreement provides an initial term of one year and continues thereafter on a month to month basis until terminated by either party on 60 days priority notice. Although the number of Kmart Stores to be included initially in the Shoppers Calculator(R) program has not been determined, the Company anticipates that the agreement will include initially approximately 125 Super Kmart Centers and 56 Kmart "Pantry" stores. The Company anticipates that it will not commence installation of its calculators in the Kmart stores until (a) it receives sufficient advertising commitments necessary to cover the manufacturing and installation costs of the calculators to be installed in such store and (b) the company's new calculator units are available for installation. At this time, the Company is not able to predict when or if the installation of Shoppers Calculator(R) in Kmart stores will commence.


                                USE OF PROCEEDS

     The Company will not receive any part of the proceeds of the sale of Shares. See "Plan of Distribution." The Shares include 50,000 Shares which may be acquired by L.G. Zangani, Inc. at an exercise price of $1.00 per share upon the exercise of a warrant issued by the Company (the "Warrant"). The Company will receive the exercise price of $50,000 if the Warrant is exercised in full. Any amounts received by the Company from the exercise of such Warrant, less the Company's share of the estimated expenses of the cost of this Offering, are not allocated to a specific purpose and will be used by the Company as general working capital.

     The Company has agreed to pay all costs and fees relating to the registration of the Common Stock covered by this Prospectus, except for any discounts, concessions or commissions payable to underwriters, brokers, dealers or agents incident to the offering of the Shares covered by this Prospectus or any legal fees incurred by any Selling Shareholders relating to this offering.

                             SELLING STOCKHOLDERS

     This Prospectus covers offers from time to time by each of the Selling Stockholders. The following table sets forth (a) the name of each Selling Stockholder, (b) the number shares of Common Stock beneficially owned as of the date of this Prospectus by each Selling Stockholder, (c) the number of shares of Common Stock offered under this Prospectus, (d) the number of shares of Common Stock beneficially owned after the offering, assuming that all shares of Common Stock being offered hereby are sold and that such are outstanding, and (e) the percentage of Common Stock beneficially owned after completion of this offering assuming that all shares of Common Stock being offered hereby are sold and that such are outstanding.

                                                                           PERCENTAGE
                                                                               OF
                                                                             COMMON
                                      COMMON                 COMMON          STOCK
                                      STOCK                   STOCK       BENEFICIALLY
                                   BENEFICIALLY  COMMON   BENEFICIALLY    OWNED AFTER
                                      OWNED       STOCK    OWNED AFTER     COMPLETION
                                     PRIOR TO     BEING   COMPLETION OF       OF
   SELLING STOCKHOLDER               OFFERING    OFFERED  OFFERING/(1)/  OFFERING/(1)/
   -------------------               --------    -------  -------------  -------------

W. S. Atherton                      240,000/(2)/   50,000   190,000/(2)/     3.2%
J. Larre Barrett/(3)/               119,680/(4)/   50,000    69,680/(4)/     1.2%
David A. Cole                        30,000        25,000     5,000           *
Donald Conway                        87,000        50,000    37,000           *
Edward G. Culverwell                109,000/(5)/   25,000    84,000          1.4%
Culverwell & Co., Inc.               92,812/(6)/   50,000    42,812           *
Robert W. Davis                     170,150        25,000   145,150          2.5%
Richard S. Friedman                  25,000        25,000         0           -
Timothy J. Hayes                    295,000/(7)/   50,000   245,000/(7)/     4.9%
Charles H. Hood/(8)/                568,800/(9)/   12,500   556,300/(9)/     9.2%
Fred Karp                            53,000/(10)/  50,000     3,000/(10)/     -
Robert J. Koenig                     50,000        50,000         0           -
Jeffrey Markowitz                    25,000        25,000         0           -
L. G. Zangani, Inc.                  50,000/(11)/  50,000         0           -
Michael R. and Angela S. Wagner      19,500/(12)/  12,500     7,000/(12)/     *
Todd E. and Suellen H. Young         53,000        50,000     3,000           *

------------------
*    Less than one percent

(1) Assumes (a) all Shares covered by this Prospectus are sold, (b) the Selling Stockholder does not acquire beneficial ownership of additional shares of Common Stock after the date of this Prospectus, and (c) the Company does not issue any additional shares of Common Stock after the date of this Prospectus other than upon the exercise of the Warrant. The amounts indicated are based on outstanding Common Stock of 5,856,584 shares as of March 31, 1997. Shares of Common Stock which a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not determined to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 30,000 shares which represent Mr. Atherton's beneficial ownership interest in shares held by Atherton & Murphy Investment Company.
(3)  Mr. Barrett is a Director of the Company.

(4) Includes 50,000 shares subject to options which are currently exercisable at an exercise price of $1.00 per share, and 80 shares owned of record by Mr. Barrett's spouse.

(5) Does not include 92,812 shares held by Culverwell & Co., Inc., of which Mr. Culverwell is the majority stockholder.

(6) Culverwell & Co., Inc. ("Culverwell") acquired these shares as partial consideration for underwriting and/or broker-dealer services rendered to the Company prior to this offering. Culverwell has rendered such services to the Company from time to time in connection with the Company's initial public offering of its Common Stock and subsequent private offerings.

(7) Mr. Hayes acquired these shares as partial consideration for equipment leasing services rendered to the Company by Timmer Leasing ("Timmer"), which is controlled by Mr. Hayes. Includes 25,000 shares held of record by Timmer.

(8) Mr. Hood is the Chairman of the Board, President and a Director of the Company.

(9)  Includes 190,000 shares subject to options which are currently exercisable.

(10) Includes 2,000 shares owned of record by Mr. Karp's  minor children.

(11) L.G. Zangani, Inc. ("Zangani") may acquire these shares upon the exercise of warrants issued by the Company to Zangani in 1993 as partial consideration for public relations and marketing services rendered to the Company. Such warrants have an exercise price of $1.00 per share, and will terminate to the extent not exercised on or before September 30, 1997.

(12) Includes 4,000 shares owned of record by Mr. Wagner's minor children.

                             PLAN OF DISTRIBUTION

     The Shares may be offered and sold pursuant to this Prospectus from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. The Shares may be sold by the Selling Stockholders in one or more transactions on the NASDAQ or otherwise at market prices then prevailing or in privately negotiated transactions. The shares may be sold by one or more of the following: (i) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (ii) purchases and resale by a broker-dealer for its account pursuant to this Prospectus, and (iii) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has not been advised by the Selling Stockholders that they have, as of the date hereof, made any arrangements relating to the distribution of the Shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate, and, in such case, broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to sale.

     In offering the Shares, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL OPINION

     Certain legal matters in connection with the shares offered hereby will be passed upon for the Company by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma.


                                    EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Tullius Taylor Sartain & Sartain, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

No dealer, salesman or other person has been authorized to give any information not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.



                            -----------------------


                               Table of Contents
                                                                          Page
                                                                          ----

Available Information....................................................   2

Incorporation by Reference...............................................   3

Risk Factors.............................................................   3

The Company..............................................................   7

Use of Proceeds..........................................................   8

Selling Stockholders.....................................................   9

Plan of Distribution.....................................................  10

Legal Opinion............................................................  11

Experts..................................................................  11


                                600,000 SHARES



                         ADDVANTAGE MEDIA GROUP, INC.



                                 COMMON STOCK



                               ----------------

                                  PROSPECTUS

                               ----------------



                                 JUNE 9, 1997